                                                               EXHIBIT 4(a)(4)

                              BIRD INCORPORATED
                       980 Washington Street, Suite 120
                         Dedham, Massachusetts 02026


                                        March 8, 1995

 Shawmut Capital Corporation
 200 Glastonbury Boulevard
 Glastonbury, Connecticut 06033

        Re: FIRST AMENDMENT TO LOAN DOCUMENTS
            ---------------------------------

Ladies and Gentlemen:

        Reference is made to the Loan and Security Agreement dated November 30, 1994 ("Loan Agreement") and all supplements, agreements, documents and instruments entered into by Bird Incorporated (the "Borrower") and Barclays Business Credit, Inc. ("BCI") pursuant thereto (collectively, the "Loan Documents"). Except as otherwise defined herein, capitalized terms used herein shall have the meanings given them in the Loan Documents. BCI transferred the Loans and Loan Documents to Shawmut Capital Corporation on January 31, 1995 and Shawmut Capital Corporation is referred to herein as "Lender". This First Amendment to Loan Documents is referred to as the "First Amendment"

        BACKGROUND. The Borrower has consummated the sale of its Vinyl Products Division to Jannock Limited and has applied the proceeds of such sale according to Section 3.8 of the Loan Agreement. In further accordance with Section 3.8, the Borrower and Lender have agreed, subject to the terms of this First Amendment, to decrease the maximum credit under the Loan Agreement from Thirty Nine Million Dollars ($39,000,000) to Twenty Million Dollars ($20,000,000.00), to decrease the principal amount of Term Note B from $7,500,000 to $5,000,000, to add a LIBOR rate option to the Loan Agreement and to certain other amendments to the Loan Documents as set forth herein.

  Subject to the satisfaction of the terms and conditions hereof, Lender, the Borrower and the Guarantors have agreed that the Loan Documents shall be amended as follows:

 A.     AMENDMENTS TO THE LOAN AGREEMENT.

        1. Section 1 of the Loan Agreement is hereby amended by deleting the symbol and number "$39,000,000" in the fourth line of the Section, and substituting in lieu thereof the symbol, number and words "$20,000,000 or such lesser amount as may be elected by Borrower pursuant to Section 4.2.3 hereof".



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        2. Section 1.1.2 of the Loan Agreement is hereby amended by deleting the symbol and number "$24,000,000" and substituting in lieu thereof the symbol, number and words "$15,000,000 or such lesser amount as may be elected by Borrower pursuant to Section 4.2.3 hereof".

        3. Section 1.2.2 of the Loan Agreement is hereby amended by deleting the Section in its entirety and substituting in lieu thereof the following:

                1.2.2 TERM LOAN B. Term Loan B shall be reduced from the original principal amount of $7,500,000 to a principal amount of $5,000,000, which shall be repayable in accordance with the terms of the Amended and Restated Term Note B and shall be secured by all of the Collateral. The Term Loan B shall, at Borrower's option, be made or continued as, or converted into, one or more Advances consisting of Base Rate Advances or LIBOR Rate Advances.

        4. Section 2.1.1 of the Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following in lieu thereof:

                2.1.1 INTEREST RATES. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration, or otherwise) at a rate per annum equal to the applicable rate indicated below:

                        (i) For each Base Rate Advance, the Base Rate, and

                       (ii) For each LIBOR Rate Advance, the relevant Adjusted
                LIBOR Rate for the applicable Interest Period selected by Borrower in conformity with this Agreement plus 275 basis points.

                Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrower, Lender shall promptly notify Borrower thereof by telephone or in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes.

                The applicable rates of interest with respect to all Base Rate Advances shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the date that any such change in the Base Rate becomes effective.

                2.1.2 INTEREST PERIODS. In connection with the making or continuation of, or conversion into, a LIBOR Rate Advance, Borrower shall select an interest period (each an "Interest Period") to be applicable to such LIBOR Rate Advance, which Interest Period shall commence on the date such LIBOR Rate Advance is made and shall end on a numerically corresponding date in the first, second, third or sixth month thereafter; PROVIDED, HOWEVER, that:

                (i) the initial Interest Period for a LIBOR Rate Advance shall commence on the date of such borrowing (including the date of any conversion from an Advance of other type) and each Interest Period occurring thereafter in respect of such Advance shall commence on the date on which the next preceding Interest Period expires;

               (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Rate Advance would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

              (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and

               (iv) no Interest Period shall extend beyond the termination date of this Agreement pursuant to Section 4 hereof or, in the case of any LIBOR Rate Advance forming a part of th.e Term Loan, beyond the final maturity date of the Term Loan.

         2.1.3 INTEREST RATE NOT ASCERTAINABLE. If Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or Lender's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Lender shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination. Until Lender notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligation of Lender to make LIBOR Rate Advances shall be suspended, and such affected Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Advances.


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        5. Section 2.1.2 of the Loan Agreement is hereby amended by deleting the number "2.1.2" and substituting in lieu thereof the number
"2.1.4".

        6. Section 2.1.3 of the Loan Agreement is hereby amended by deleting the number "2.1.3" and substituting in lieu thereof the number "2.1.5".

        7. The Loan Agreement is hereby amended by adding Sections 2.10 and
2.11 as follows:

                2.10 FUNDING LOSSES. Borrower shall compensate Lender, upon Lender's written request (which request shall set forth the basis for requesting such amounts and which request shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including any interest paid by Lender to lenders of funds borrowed by Lender to make or carry any LIBOR Rate Advances to the extent not recovered by Lender in connection with the re-employment of such funds), which Lender may sustain: (i) if for any reason (other than a default by Lender) a borrowing of, or conversion to or continuation of, LIBOR Rate Advances does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any repayment (including prepayments and any conversions pursuant to this Agreement) of any of its LIBOR Rate Advances occurs on a date that is not the last day of an Interest Period applicable thereto, or
         (iii) if, for any reason, Borrower defaults in its obligation to repay LIBOR Rate Advances when required by the terms of this Agreement. For purposes of this Section 2.10, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.

                2.11 INCREASED COSTS. If, by reason of (x) after the date hereof, the introduction of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation, or
         (y) the. compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

                (i) Lender shall be subject to any tax, duty or other
                    charge with respect to any LIBOR Rate Advance or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payment to a Lender of the principal of or interest on any LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (except for changes in the rate of Tax on the overall net income of Lender imposed by the


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                jurisdiction in which Lender's principal executive office
                is located); or

                     (ii) any reserve (including any imposed by the Board of
                Governors of the Federal Reserve System), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable or any other condition affecting LIBOR Rate Advances or its obligation to make LIBOR Rate Advances shall be imposed on Lender or the London interbank market;

and as a result thereof there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBOR Rate Advances (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate), or there shall be a reduction in the amount received or receivable by Lender, then Borrower shall from time to time, upon written notice from and demand by Lender (with a copy of such notice and demand to Agent), pay to Lender, within five (5) Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify Lender against such increased cost. A certificate as to the amount of such increased cost, showing such calculations in reasonable detail, submitted to Borrower by Lender, shall, except for manifest error, be final, conclusive and binding for all purposes.

        If Lender shall advise Borrower at any time that, because of the circumstances described hereinabove in this Section 2.11 or any other circumstances arising after the date of this Agreement affecting Lender or the London interbank market or Lender's position in such market, the Adjusted LIBOR Rate, as determined by Lender, will not adequately and fairly reflect the cost to Lender of funding LIBOR Rate Advances, then, and-in any such event:

                        (i) Lender shall forthwith give notice (by telephone
                confirmed in writing) to Borrower of such advice;

                       (ii) Borrower's right to request and Lender's
                obligation to make LIBOR Rate Advances shall be immediately suspended and Borrower's right to continue a LIBOR Rate Advance as such beyond the then applicable Interest Period shall also be suspended; and

                      (iii) Lender shall make an advance as part of the
                requested Borrowing of LIBOR Rate Advances as a Base Rate Advance, which Base Rate Advance shall, for all purposes, be considered part of such borrowing.


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                   For purposes of this Section 2.11, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.

            8. Section 3.1.1 of the Loan and Security Agreement is hereby amended by deleting the Section in its entirety and substituting in lieu thereof the following:

                   3.1.1 LOAN REQUESTS. Borrowings of LIBOR Rate Advances and Base Rate Advances shall be made and funded as follows:

                        (i) Whenever Borrower desires to borrow pursuant to
                   this Agreement (other than a borrowing resulting from a conversion or continuation pursuant to Section 3.1.1(ii) hereof), Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such borrowing request (a "Notice of Borrowing"). Such Notice of Borrowing shall be given prior to 11:00 a.m., Glastonbury, Connecticut time at the office of Lender designated by Lender from time to time (a) on the Business Day of the requested date of such borrowing in the case of Base Rate Advances, and (b) at least three (3) Business Days prior to the requested date of such borrowing in the case of LIBOR Rate Advances. Notices received after 11:00 a.m. shall be deemed received on the next Business Day.

                            All Revolving Credit Loans made on the Closing Date
                   shall be made as Base Rate Advances and thereafter may be made, continued as or converted into Base Rate Advances or LIBOR Rate Advances. Each Notice of Borrowing shall be irrevocable and shall specify (a) the principal amount of the borrowing (which, in the case of each LIBOR Rate Advance, shall be in the amount of $1,000,000 and $500,000 increments in excess thereof), (b) the date of borrowing (which shall be a Business Day), (c) whether the borrowing is to consist of Base Rate Advances or LIBOR Rate Advances and the amount of each such Advance, and (d) in the c.ase of LIBOR Rate Advances, the duration of the Interest Period to be applicable thereto. Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, accrued interest, fees or other charges shall be deemed irrevocably to be a request by Borrower from Lender for a Revolving Credit Loan on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges, and the proceeds of each such Revolving Credit Loan may be disbursed by Lender by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance.

                       (ii) Whenever Borrower desires to convert all or a
                   portion of an outstanding Base Rate Advance or LIBOR


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                   Rate Advance into one or more Advances of another type, or to continue outstanding a LIBOR Rate Advance for a new Interest Period, Borrower shall give Lender written notice (or telephone notice promptly confirmed in writing) at least three (3) Business Days before the conversion into a Base Rate Advance and at least three (3) Business Days before the conversion into or continuation of a LIBOR Rate Advance. Such notice (a "Notice of Conversion/Continuation") shall be given prior to 11:00 a.m., Glastonbury, Connecticut time, on the date specified. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Advance to be converted or continued, the date of such conversion or continuation, whether the Advance is being converted into or continued as a LIBOR Rate Advance (and, if so, the duration of the Interest Period to be applicable thereto) or a Base Rate Advance. If, upon the expiration of any Interest Period in respect of any LIBOR Rate Advance, Borrower shall have failed, or pursuant to the following sentence be unable, to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert or continue such LIBOR Rate Advance to a Base Rate Advance. So long as any Default or Event of Default shall have occurred and be continuing, no Advance may be converted into or continued as (upon expiration of the current Interest Period) a LIBOR Rate Advance. No conversion of any LIBOR Rate Advance shall be permitted except on the last day of the Interest Period in respect thereto.

                       (iii) The becoming due of any amount required to be
                   paid under this Agreement or the Term Note, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                        (iv) In no event shall the number of Advances
                   outstanding under the Revolving Credit Loans or the Term Loan exceed four (4), but for purposes of determining the number of Advances outstanding, all Base Rate Advances outstanding at any time shall be considered as one Advance. Notwithstanding anything to the contrary in this Agreement, in no event shall Borrower be authorized to obtain or continue an Advance as a LIBOR Rate Advance, or to convert a Base Rate Advance to a LIBOR Rate Advance, if, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Advances then outstanding is greater than seventy-five percent (75%) of the Average Loan Balance for the thirty-day period immediately preceding the date of determination.

                         (v) As an accommodation to Borrower, Lender may permit
                   telephonic requests for loans and electronic


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
                   transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

                        (vi) All fundings of Revolving Credit Loans by Lender
                   to Borrower shall be made by Lender' s disbursement of such monies in immediately available funds by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time.

              9. Section 3.1.2 of the Loan Agreement is hereby amended by deleting the number "3.1.1(ii)" on the second to last line of the Section and substituting in lieu thereof the number, "3.1.1 (iii) ".

             10. The Loan Agreement is hereby amended by deleting Section 3 . 2.1 in its entirety and inserting in lieu thereof the following:

             3.2.1 REPAYMENT OF REVOLVING CREDIT LOANS. Borrower's obligation to pay the principal of, and interest on, the Revolving Credit Loans to Lender shall be evidenced by the records of Lender and all outstanding principal amounts and accrued interest with respect to the Revolving Credit Loans shall be due and payable as follows:

                        (i) Any portion of the Revolving Credit Loans
                   consisting of the principal amount of Base Rate Advances shall be paid by Borrower to Lender immediately upon the earliest of (a) the receipt by Lender or Borrower of any proceeds of any Collateral (other than proceeds of Equipment or real Property that are applied pursuant to Section 6.4.2 hereof), to the extent of such proceeds, (b) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or
                   (c) termination of this Agreement pursuant to Section 4 hereof. Interest accrued on the principal amount of each Base Rate Advance shall be paid as provided in Section 3.2.2 hereof.

                       (ii) Any portion of the Revolving Credit Loans
                   consisting of the principal amount of LIBOR Rate Advances outstanding shall be paid by Borrower to


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                   Lender, unless converted to a Base Rate Advance or
                   continued as a LIBOR Rate Advance in accordance with the terms of this Agreement, upon the earliest of (a) the last day of the Interest Period applicable thereto, (b) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (c) termination of this Agreement pursuant to Section 4 hereof. In no event shall Borrower be authorized to pay any LIBOR Rate Advance prior to the last day of the Interest Period applicable thereto unless otherwise agreed to in writing by Lender or Borrower is otherwise expressly authorized or required by any other provision of this Agreement to pay any LIBOR Rate Advance outstanding on a date other than the last day of the Interest Period applicable thereto. Interest accrued on the principal amount of each LIBOR Rate advance shall be paid as provided in Section 3.2.2 hereof.

                        (iii) Notwithstanding anything to the contrary
                   contained elsewhere in this Agreement, if the principal amount of Revolving Credit Loans outstanding at any time shall exceed the Borrowing Base at such time, except for Seasonal Overadvances as permitted under Section 1.1.2 hereof, Borrower shall, on demand, repay the outstanding Revolving Credit Loans bearing interest as Base Rate Advances in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolving Credit Loans by an amount equal to such excess; and, if such payment of Base Rate Advances is not sufficient to cure the Overadvance Condition, then, Borrower shall immediately either (a) deposit with Lender, for application to any outstanding Revolving Credit Loans bearing interest as LIBOR Rate Advances as the same become due and payable at the end of the applicable Interest Period, cash in an amount sufficient to cure such Overadvance Condition and any such cash shall be held by Lender, pending disbursement of same to Lender, in such interest bearing account or accounts as Lender may select, or (b) pay the Revolving Credit Loans outstanding that bear interest as LIBOR Rate Advances to the extent necessary to cure such Overadvance Condition and also pay to Lender any and all amounts required by Section 2.10 hereof to be paid by reason of the prepayment of a LIBOR Rate Advance prior to the last day of the Interest Period applicable thereto.

               11. The Loan Agreement is hereby amended by deleting Section
3.2.2 in its entirety and inserting in lieu thereof the following:

                   3.2.2 VARIABLE RATES AND PAYMENT OF INTEREST. Interest on each Revolving Credit Loan shall accrue from and including the date of such Revolving Credit Loan to but excluding the date of any repayment thereof; PROVIDED,

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
    HOWEVER, that, if a Revolving Credit Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Accrued interest on all Revolving Credit Loans shall be paid upon the earliest of (i) the first day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (ii) prepayment in accordance with Section 3.2.3 hereof, (iii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, (iv) the last day of an Interest Period in respect of a LIBOR Rate Advance, or (v) the termination of this Agreement pursuant to
    Section 4 hereof. With respect to any Base Rate Advance converted into a LIBOR Rate Loan on a day when interest would not otherwise have been payable with respect to such Base Rate Advance, accrued interest to the date of such conversion on the amount of such Base Rate Advance shall be paid by Borrower on the conversion date.

        3.2.3 OPTIONAL PREPAYMENTS OF LIBOR RATE ADVANCES. LIBOR Rate Advances may be prepaid, at Borrower's option, at any time in whole or from time to time in part, in amounts aggregating $500,000 or any greater integral multiple thereof, by paying the principal amount to be prepaid, interest accrued and unpaid thereon to the date of prepayment and all charges pursuant to Section 2.10 hereof if such prepayment is made on a date other than the last day of an applicable Interest Period. Borrower shall give written notice (or telephonic notice confirmed in writing) to Lender of any intended prepayment not less than two (2) Business Days prior to any prepayment of LIBOR Rate Advances. Such notice, once given, shall be irrevocable. All prepayments shall include payment of accrued interest on the principal amount so prepaid, plus any charges owing under Section 2.10 hereof, and shall be applied to the payment of interest before application to principal.

        12. Section 3.2.3 of the Loan Agreement is hereby amended by deleting the number "3.2.3" and substituting in lieu thereof the number "3.2.4".

        13. Section 3.2.4 of the Loan Agreement is hereby amended by deleting the number "3.2.4" and substituting in lieu thereof the number "3.2.5".

        14. The financial covenants set forth in Section 8.3 shall be reviewed by Borrower and Lender based upon the financial condition of Borrower upon the consummation of the sale of the Vinyl Products Division and as projected by the Borrower at that time. If within sixty (60) days of the date of this First Amendment the Lender reasonably determines that modifications to such financial covenants are necessary or desirable, the modified financial covenants, as reasonably determined by Lender, shall be substituted for the financial covenants in the Loan Agreement. During such sixty (60) day period Borrower shall, in its regular monthly reports to Lender, notify Lender of any failure to comply with any of the original financial convenants in the Loan Agreement. Lender agrees that if such non-compliance is solely as a result of Borrower's sale of its Vinyl Products Division, then Lender shall waive such non-compliance. If the non- compliance is not solely a result of the Vinyl Products Division sale, then Lender reserves its rights and shall have no obligation to waive such non-compliance.

        15. The Loan and Security Agreement is hereby amended by adding Section
3.9 thereto as follows:

                3.9 ILLEGALITY. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for Lender to make or maintain a LIBOR Rate Advance or to give effect to its obligations as contemplated hereby with respect to a LIBOR Rate Advance or (y) at any time Lender determines that the making or continuance of any LIBOR Rate Advance has become impracticable as a result of a contingency occurring after the date hereof which adversely effects the London Interbank Market or the position of Lender in such market, then, by written notice to Borrower, Lender may (i) declare that LIBOR Rate Advances will not thereafter be made by Lender, whereupon any request by Borrower for a LIBOR Rate Advance shall be deemed a request for a Base RAte Advance unless Lender's declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBOR Rate Advances be converted to Base Rate Advances, in which event all such LIBOR Rate Advances shall be automatically converted to Base Rate Advances as of the date of Borrower's receipt of the aforesaid notice from Lender.

        16. Section 4.2.3 of the Loan Agreement is hereby amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, the Borrower may upon thirty
            (30) days written notice to Lender reduce the amount of the. Total Credit Facility in increments of $1,000,000 to an amount not less than $15,000,000. Each such reduction shall be accompanied by prepayment of Revolving Credit Loans, together with accrued interest on the amount prepaid to the date of such prepayment, to the extent that the outstanding principal amount of the Loans plus the LC Amount exceed the Total Credit Facility as reduced."

        17. The definition of Borrowing Base in Appendix A to the Loan and Security Agreement is hereby amended by deleting the symbol and number "$39,000,000" and substituting in lieu thereof the symbol and number "$20,000,000"; and by deleting the symbol and number "$10,000,000" and substituting in lieu thereof the symbol and number "$5,000,000".

        18. The definition of Total Credit Facility in Appendix A to the Loan and Security Agreement is hereby amended by deleting the symbol and number "$39,000,000" and. inserting in lieu thereof the symbol and number "$20,000,000 or such lesser amount as Borrower may elect pursuant to Section 4.2.3 of the Agreement".

        19. Appendix A, General Definitions, is hereby amended by inserting the following definitions according to alphabetical order therein:

            ADJUSTED LIBOR RATE - with respect to each Interest Period for a LIBOR Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves.

            ADVANCE - a Revolving Credit Loan, or portion thereof, or a portion of the Term Loan, as the case may be, as provided under the Agreement.

            APPLICABLE LAW - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statues, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

            BASE RATE ADVANCE - an Advance made or outstanding as a Revolving Credit Loan or portion of the Term Loan, as the case may be, bearing interest based on the Base Rate as provided in Section 2.1.1 hereof.

            INTEREST PERIOD - as defined in Section 2.1.2.

            LIBOR RATE - the rate, as determined by Lender, at which Dollar deposits approximately equal in principal amount to the LIBOR Rate Advance for which the LIBOR Rate is being determined and for a maturity comparable to the Interest Period for which such LIBOR Rate will apply is offered by the Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

            LIBOR RATE ADVANCE - an Advance made or outstanding as a Revolving Credit Loan or a portion of the Term Loan, as the case may be, bearing interest based on the applicable Adjusted LIBOR Rate as provided in Section 2.1.1 hereof.

            NOTICE OF BORROWING - as defined in Section 2.2(A) hereof.

                NOTICE OF CONVERSION/CONTINUATION - as defined in Section 3.1.1 hereof.

                OVERADVANCE CONDITION - at any date, a condition such that the principal amount of the Revolving Credit Loans outstanding on such date exceeds the Borrowing Base on such date, other than due to Seasonal Overadvances permitted under Section 1.1.2.

                STATUTORY RESERVES - on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including, but not limited to, any emergency, supplemental or other marginal reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include, without limitation, those imposed pursuant to Regulation D. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

B.      REPRESENTATIONS AND WARRANTIES.

        To induce Lender to enter into this First Amendment, Borrower, Parent and Subsidiaries warrant, represent and covenant to Lender that:

        1. ORGANIZATION AND QUALIFICATION. Each of Parent, Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent, Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit C to the Loan Agreement and in all other states and jurisdictions in which the failure of - Parent or Borrower or any of its Subsidiaries to be so qualified would have a material adverse effect on the financial condition, business or Properties of Borrower or Parent, Borrower and its Subsidiaries, taken as a whole.

        2. CORPORATE POWER AND AUTHORITY. Each of Parent, Borrower and its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this First Amendment and each of the Loan Documents to which it is a party. The execution, delivery and performance of this First Amendment and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Parent or Borrower or any of its Subsidiaries; (ii) contravene Parent's or Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Parent or Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Parent or Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Parent or Borrower or any of its Subsidiaries is a party or by which Parent or Borrower or its Subsidiaries' Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Parent or Borrower or any of its Subsidiaries.

        3. LEGALLY ENFORCEABLE AGREEMENT. This First Amendment is, and each of the other Loan Documents when delivered under this First Amendment will be, a legal, valid and binding obligation of each of Parent, Borrower and its Subsidiaries executing such document, enforceable against such party in accordance with its respective terms.

        4. NO MATERIAL ADVERSE CHANGE. Since the date of the last financial statements provided by the Borrower to the Lender, there has been no material adverse change in the condition, financial or otherwise, of Parent, Borrower and such other Persons as shown on the Consolidated balance sheet as of such date and no change in the aggregate value of Equipment and real Property owned by Borrower or such other Persons, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

        5. HARRIS BANK LOCK BOX. All payment items received into Lock Box number 95932 of the Harris Trust and Savings Bank represent the proceeds of accounts receivable related solely to the sales of inventory of the Vinyl Products Division of Bird Incorporated.

        6. PROPERTY OF PARENT IN THE STATE OF KENTUCKY. Parent has no right, title or interest in any property, real or personal, located in the State of Kentucky.

        7. CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in the Loan Agreement and the other Loan Documents remains accurate, complete and not misleading on the date of this First Amendment, except for representations and warranties that are specific to a prior date and changes in the nature of Parent's or Borrower's or its Subsidiaries' business or operations that would render the information in any exhibit attached thereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this First Amendment.

C.      CONDITIONS PRECEDENT.

        Notwithstanding any other provision of this First Amendment or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this

First Amendment, this First Amendment shall not be effective as to Lender unless and until each of the following conditions has been and continues to be satisfied:

        1. DOCUMENTATION. Lender shall have received, in form and substance satisfactory to Lender and its counsel, a duly executed copy of this First Amendment, together with such additional documents, instruments and certificates as Lender and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Lender and its counsel.

        2. NO DEFAULT. No Default or Event of Default shall exist.

        3. NO LITIGATION. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of the Loan Agreement or this First Amendment or the consummation of the transactions contemplated thereby or hereby.

 F.     ACKNOWLEDGEMENT OF OBLIGATIONS.

        Borrower hereby (1) reaffirms and ratifies all of the promises, agreements, covenants and obligations to Lender under or in respect of the Loan Documents as amended hereby and (2) acknowledges that it is unconditionally liable for the punctual and full payment of all Obligations, including, without limitation, all charges, fees, expenses and costs (including attorneys' fees and expenses) .under the Loan Documents, as amended hereby, and that it has no defenses, counterclaims or setoffs with respect to full, complete and timely payment and performance of all Obligations.

G.      CONFIRMATION OF LIENS.

        Borrower and Guarantors acknowledge, confirm and agree that the Loan Documents, as amended hereby, are effective to grant to Lender duly perfected, valid and enforceable first priority security interests and liens in the Collateral described therein and that the locations for such Collateral specified in the Loan Documents have not changed. Borrower and Guarantors further acknowledge and agree that all Obligations of Borrower and Guarantors are and shall be secured by the Collateral.

H.      CONFIRMATION BY GUARANTORS.

        The Guarantors, for value received, hereby assent to the Borrower's execution and delivery of this First Amendment, and to the performance by the Borrower of its agreements and obligations hereunder. This First Amendment and the performance or consummation of any transaction or matter contemplated under this First Amendment, shall not limit, restrict, extinguish or otherwise impair any of the Guarantors' liabilities to Lender with respect to the payment and other performance of the obligations of any other Guarantors pursuant to the continuing Guaranties, dated November 30, 1994, executed for the benefit of Lender. The Guarantors acknowledge that they are unconditionally liable to Lender for the full and complete payment of all Obligations including, without limitation, all charges, fees, expenses and costs (including attorney's fees and expenses) under the Loan Documents and that the Guarantors have no defenses, counterclaims or setoffs with respect to full, complete and timely payment of any and all Obligations.

I.      PAYMENT OF EXPENSES.

        Borrower hereby acknowledges its obligation to pay to Lender all attorneys' fees and costs incurred in connection with any revisions to or further preparation of this First Amendment incurred after November 30, 1994, as set forth in Section 2.8 of the Loan Agreement.

J.      MISCELLANEOUS.

        Except as set forth herein, the undersigned confirm and agree that the Loan Documents remain in full force and effect without amendment or modification of any kind. The execution and delivery of this First Amendment by Lender shall not be construed as a waiver by Lender of any Event of Default under the Loan Documents. This First Amendment, together with the Loan Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof. This First Amendment and the transactions hereunder shall be deemed to be consummated in the Commonwealth of Massachusetts and the other Loan Documents shall be governed by and interpreted in accordance with the laws of that state. This First Amendment and the agreements, instruments and documents entered into pursuant hereto or in connection herewith shall be "Loan Documents" under and as defined in the Loan Agreement.

        Executed under seal on the date set forth above.

ATTEST:                                 BIRD INCORPORATED


___________________________             By:__________________________________
                                        Name:________________________________
                                        Title: VP Finance & Administration


                                        BIRD CORPORATION


___________________________             By:__________________________________
                                        Name:________________________________
                                        Title: VP Finance & Administration

                                                BIRD-KENSINGTON HOLDING CORP.


 ------------------------------                 By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Title: VP Finance & Admin.



                                                BIRD ATLANTIC CORPORATION

 ------------------------------                 By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Title: VP Finance & Admin.



                                                BIRD ENVIRONMENTAL TECHNOLOGIES,
                                                INC.


 ------------------------------                 By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Title: VP Finance & Admin.



                                                RIVER PARK, INC.


 ------------------------------                 By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Title: VP Finance & Admin.



                                                RIVER PARK ASSOCIATES LIMITED
                                                PARTNERSHIP

                                                By:  RIVER PARK, INC.
                                                     its General Partner


 ------------------------------                 By:
                                                   --------------------------
                                                Name:
                                                     ------------------------
                                                Title: VP Finance & Admin.




 Accepted in Boston, Massachusetts
 on _____________ , 1995


 SHAWMUT CAPITAL CORPORATION


 By: Jeffrey P. Hoffman

 Name: Jeffrey P. Hoffman

 Title: Vice President

                        COMMONWEALTH OF MASSACHUSETTS


Suffolk, ss.                                              March 8, 1995



        Then personally appeared before me the above-named Joseph M. Grigelevich, Jr., the V.P. of Finance & Admin. of Bird Incorporated, Bird Corporation, Bird-Kensington Holding Corp., Bird Atlantic Corporation, Bird Environmental Technologies, Inc., and River Park, Inc. and acknowledged the foregoing instrument to be such person's free act and deed and the free act and deed of said corporations.




                                            /s/  Donald L. Sloper, Jr.
                                       -----------------------------------
                                              DONALD L. SLOPER, JR.
                                                  NOTARY PUBLIC
                                       My Commission Expires June 15, 2001

                                                                EXHIBIT 4(a)(4)

                             AMENDED AND RESTATED
                        SECURED PROMISSORY TERM NOTE-B

$5,000,000.00                                              March 8, 1995
                                                           Boston, Massachusetts

        FOR VALUE RECEIVED, the undersigned (hereinafter "Borrower"), hereby promises to pay to the order of SHAWMUT CAPITAL CORPORATION, INC., a Connecticut corporation (hereinafter "Lender"), in such coin or currency of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), together with interest from and after the date hereof on the unpaid principal balance outstanding at a rate per annum equal to the applicable rate indicated below: (i) For each Base Rate Advance, the Base Rate, and (ii) For each LIBOR Rate Advance, the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrower plus 275 basis points.

        This Secured Promissory Note (the "Note") is one of the Term Notes referred to in, and is issued pursuant to, that certain Loan and Security Agreement between Borrower and Lender dated November 30, 1994, as amended by the First Amendment to Loan Agreement dated the date hereof ( hereinafter, as amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

        The rate of interest in effect hereunder for any Base Rate Advance shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the date that any such change in the Base Rate occurs. Interest on all Advances hereunder shall be computed in the manner provided in subsection 2.2 of the Loan Agreement.

        For so long as no Event of Default shall have occurred the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:

                (a) Interest shall be due and payable monthly, in arrears, on the first day of each month, commencing on April 1, 1995, and continuing until such time as the full principal balance, together with all other amounts owing hereunder, shall have been paid in full;

        (b) Principal shall be due and payable monthly commencing on January 1, 1996, and continuing on the first day of each month thereafter to and including the first day of November 1, 1996, in installments of $62,500.00 each; and

        (c) Principal shall be due and payable monthly commencing on December 1, 1996 and continuing on the first day of each month thereafter to and including the first day of November 1, 1997, in installments of $71,416.67 each; and

        (d) The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on November 30, 1997.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.

        This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrower may also terminate the Loan Agreement and, in connection with such termination, prepay this Note in the manner provided in Section 4 of the Loan Agreement. The prepayment of LIBOR Rate Advances shall be subject to the provisions of Sections 3.2.3 and 2.10 of the Loan Agreement.

        Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies set forth in Section 10 of the Loan Agreement.

        Time is of the essence of this Note. To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non- payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

        Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower.

Borrower agrees that, without releasing or impairing Borrower's liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

        This Note shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.

        IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered in Boston, Massachusetts, on the date first above written.


 ATTEST:                                BIRD INCORPORATED
                                        a Massachusetts corporation
                                        ("Borrower")

/s/ Margaret M. Doak                    By: Joseph M. Grigelevich, Jr.
-----------------------------              ---------------------------
Asst. Clerk                             Title: VP Finance & Admin.

[CORPORATE SEAL]


                        COMMONWEALTH OF MASSACHUSETTS

Norfolk, ss.                                                  March 8, 1995


        Then personally appeared before me the above-named Joseph M. Grigelevich, Jr., the VICE PRES. FIN. & ADM. of Bird Incorporated and acknowledged the foregoing instrument to be such person's free act and deed and the free act and deed of said corporation.




                                                /s/ Donald L. Sloper, Jr.
                                                ------------------------
                                                     Notary Public


                                               DONALD L. SLOPER, JR.
                                                  NOTARY PUBLIC
                                        MY COMMISSION EXPIRES JUNE 15, 2001